EXHIBIT 3.1.1

LTC PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

REDESIGNATION AND RECLASSIFICATION OF 2,000,000 SHARES OF
8.5% SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK

LTC Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:  Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article SEVENTH of the Articles of Restatement of the Corporation filed with the Department on September 13, 2012 (the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board of Directors has adopted resolutions reclassifying the 2,000,000 authorized but unissued shares of the Corporation’s 8.5% Series C Cumulative Convertible Preferred Stock (the “Series C Preferred Stock”), constituting all of the shares classified and designated as Series C Preferred Stock, as authorized but unissued and unclassified shares of preferred stock, par value $0.01 per share (“Preferred Stock”), of the Corporation.

SECOND:  After giving effect to the reclassification of such authorized but unissued shares of Series C Preferred Stock described in Article FIRST, the number of authorized but unissued shares of Series C Preferred Stock is zero and the number of shares of Preferred Stock which the Corporation has authority to issue under its Charter is 15,000,000 shares of which 15,000,000 remain unclassified and undesignated.

THIRD:  The shares of Series C Preferred Stock described herein have been redesignated and reclassified by the Board of Directors under the authority contained in the Charter.

FOURTH:  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH:  These Articles Supplementary shall be effective at the time the Department accepts them for record.

SEVENTH:  The undersigned Chief Executive Officer and President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 1st day of June, 2016.

ATTEST:		LTC PROPERTIES, INC.

/s/ Pamela Kessler	By:	/s/ Wendy L. Simpson (SEAL)
Pamela Kessler,		Wendy L. Simpson,
Executive Vice President, Chief Financial		Chief Executive Officer and President
Officer and Corporate Secretary